UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2025

FIGS, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40448	46-2005653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2834 Colorado Avenue, Suite 100
Santa Monica, California		90404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (424) 300-8330

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	FIGS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2025, FIGS, Inc. (the “Company”) entered into a First Amendment to Office Lease (the “First Amendment”) with 2834 Colorado Avenue, LLC, a Delaware limited liability company (the “Landlord”), amending that certain Office Lease, by and between the Company and Landlord, dated as of November 26, 2018, which was originally expected to expire by its terms on January 31, 2030 (the “Original Lease” and, as amended by the First Amendment, the “Lease”).

Prior to the First Amendment, the Company’s headquarters consisted of (i) approximately 26,118 square feet that it leases from Landlord under the Original Lease (the “Original Premises”) on the ground floor of the building located at 2834 Colorado Avenue, Santa Monica, California (the “Building”) and (ii) approximately 20,033 square feet that it subleases from a third-party on the third floor of the Building (the “Subleased Premises”). The First Amendment provides that the Company will relocate away from both the Original Premises and Subleased Premises and into approximately 39,260 square feet of different office space on the fourth floor of the Building (the “Relocated Premises”). In addition to consolidating its headquarters into a contiguous office space, the Company believes that, compared to its remaining obligations for the Original Premises and Subleased Premises, the relocation and other terms of the First Amendment will result in an overall cost savings to the Company.

Under the First Amendment, Landlord will use reasonable efforts to deliver possession of the Relocated Premises to the Company on or before April 15, 2026 (the “Estimated Relocation Date”). The Company’s lease obligations for the Relocated Premises commence upon the earlier of (i) the date the Company commences business operations at the Relocated Premises and (ii) the later of (a) the date Landlord delivers possession of the Relocated Premises to the Company with the Landlord Work Substantially Complete (as defined in the First Amendment) and (b) the Estimated Relocation Date (such earlier date, the “Relocation Date”).

Within 15 days of the Relocation Date, the Company will early surrender the Original Premises to Landlord without any termination fee (the “Original Premises Surrender Date”). In addition, following the January 31, 2026 expiration of the sublease for the Subleased Premises, the Company will have a temporary license to occupy the Subleased Premises rent-free until the Original Premises Surrender Date, at which point the Company will also surrender the Subleased Premises to Landlord.

The lease term for the Relocated Premises is 91 months following the Relocation Date (the “Relocated Premises Term”). The monthly base rent for the Relocated Premises is $249,301 for the first twelve months of the Relocated Premises Term, with annual increases of three percent (3%), culminating in a monthly base rent of approximately $306,609 in the final year. In addition, so long as the Company is not in default under the Lease, the Company is entitled to a credit of base rent for the Relocated Premises for the first seven months of the Relocated Premises Term.

The Company has two renewal options, each for a period of five years at the then-current fair market rental rates. The Company also has a right of first refusal to lease additional space in the Building.

The First Amendment contains other customary provisions for real property leases of this type. Except as amended by the First Amendment, the remaining material terms of the Original Lease remain in full force and effect.

The foregoing description of the First Amendment is only a summary and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2025.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the First Amendment is incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIGS, INC.
Date:	December 15, 2025	By:	/s/ Sarah Oughtred
		Name:	Sarah Oughtred
		Title:	Chief Financial Officer